Exhibit (d)(14)

This Agreement dated the 23rd day of July, 1990 between the Trust under the Will of Maurice R. Robinson (“Trust”), by its Trustees, and M. Richard Robinson, Jr. (“Robinson”).

Preliminary Statement

The Trust, which owns 92,660 shares of Class A Stock, par value $.25 per share (“Class A Stock”), of SI Holdings Inc., a Delaware corporation (the “Company”), along with other owners of Class A Stock, has agreed to convert certain Class A Stock into Common Stock, par value $.25 per share (the “Common Stock”), of the Company to facilitate a plan whereby Robinson will obtain sufficient Class A Stock to control the Company, as well as in contemplation of, and to facilitate, a public offering of Common Stock which will facilitate the liquidation by the Trust of certain of the shares of Common Stock to be received upon conversion in order to pay certain outstanding indebtedness of the Trust. The Trustees believe a public offering is in the best interests of the Trust because, among other things, a public market for the Common Stock will enhance the liquidity of the remaining assets owned by the Trust. Following this conversion, the Trust will still own 23,165 shares of Class A Stock. Robinson and the Trustees have agreed to provide the Trust with certain rights to participate in any sale by Robinson of control of the Company, and the Trustees and Robinson have agreed to give Robinson the right of first refusal to buy the Class A Stock owned by the Trust should the Trustees decide to sell any such shares.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained in this Agreement, it is hereby agreed as follows:

SECTION 1: Right of First Refusal

1.1 Receipt of a Good Faith Offer

If the Trust receives an offer from an individual, corporation, trust, partnership or any other form of entity or organization (a “Person”) other than Robinson (an “Offeror”) to purchase any or all its Class A Stock, or any right, privilege or interest pertaining thereto, and the Trust desires to sell any or all of its Class A Stock (or any interest therein) to such Offeror, the Trust shall promptly provide a written copy of the offer signed by the Offeror (the “Good Faith Offer”) to Robinson and advise him-in writing of its intention to sell its Class A Stock to the Offeror on the terms set forth in the Good Faith Offer (the “Offer Notice”).

1.2 Option to Robinson

Robinson shall have the option (the “Option”) to purchase all but not less than all of the Class A Stock that is the subject of the Good Faith Offer for the same price and on the same terms as set forth in the Good Faith Offer. The Option shall be exerciseable for a period of forty-five (45) days of the date of receipt by Robinson of the Offer Notice (the “Option Period”). The Option is granted solely for the personal benefit of Robinson (including his executors, heirs and personal representatives as provided for in Section 3.1 hereof) and shall not inure to any Person to whom Robinson sells or otherwise transfers any of his Class A Stock (other than his executors, heirs and personal representatives in such capacities).

1.3 Exercise of Option: Payment for the Class A Stock subject to the Option

In the event that Robinson elects to exercise the Option, he shall send written notice to the Trust which must be received by the Trust prior to the end of the Option Period. Such notice shall set forth the date on which Robinson shall purchase the Class A Stock subject to the Option, which date shall not be more than thirty (30) days after the expiration of the Option Period. The purchase price and payment terms for the Class A Stock subject to the exercised Option shall be the same as stated in the Good Faith Offer. However, if the Good Faith Offer provides for consideration in the form of (1) securities traded on a national securities exchange or a recognized over-the-counter market, or (2) other property owned by the Offeror, the purchase price to be paid by Robinson shall be the fair market value of such securities or other property offered by the Offeror determined by appraisal or other reasonable method.

1.4 Failure to Exercise Option

If Robinson does not elect to exercise the Option or fails to consummate the purchase of Class A Stock pursuant to the exercise of the Option within the applicable time periods, the Trust shall be free to accept the Good Faith Offer and to consummate the sale of the Class A Stock to the Offeror in accordance with the terms thereof. Any Offeror who becomes an owner of the Class A Stock pursuant to this subparagraph shall not be bound by the restrictions of this Agreement nor shall such Offeror have the benefits of Section 2 hereof. In the event that Robinson does not elect to exercise his Option and if the Trust does not consummate the sale of Class A Stock in accordance with the terms and provisions of the Good Faith Offer within sixty (60) days after the expiration of the Option Period, no sale, transfer or exchange to the Offeror shall be made by the Trust without the re-submission of the Good Faith Offer to Robinson in accordance with the provisions of this Section 1 hereof and the rights of Robinson shall be reinstated with respect to any Good Faith Offer the Trust may receive from any other Person.

SECTION 2: Right of Trust to Participate in the Sale of Control

2.1 Receipt of Control Offer

If at any time, or from time to time, Robinson receives an offer from any Person to purchase any or all of his Class A Stock and the result of that sale would be to transfer to any Person other than Robinson, or his heirs, voting power in the Company which would be sufficient to enable such Person to elect a majority of the board of directors of the Company, either alone or in concert with any other Person or Persons (other than the Trust or Robinson) which Persons would constitute a “group” requiring the filing of a Schedule 13D with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Securities Act”), if the Class A Stock were registered pursuant to Section 12 of the Securities Act (a “Control Offer”), and Robinson desires to accept such Control Offer, Robinson shall promptly provide an executed written copy of the Control Offer to the Trust and advise the Trust in writing of his intention to sell his Class A Stock to the Person making the Control Offer on the terms set forth in the Control Offer (the “Control Offer Notice”).

2.2 Control Option to Trust

The Trust shall have the option (the “Control Option”) to sell any or all of its Class A Stock to the Person making the Control Offer (or, if Robinson so elects, to Robinson) on the terms set forth in the Control Offer before Robinson may sell any of his Class A Stock in the Control Offer. The Control Option shall be exerciseable for a period of forty-five (45) days of the date of receipt by the Trust of the Control Offer Notice (the “Control Option Period”). The Control Option is granted solely to the Trust and shall not inure to the benefit of any Person to whom the Trust sells or otherwise transfers any of its Class A Stock.

2.3 Exercise of Control Option

In the event that the Trust elects to exercise its Control Option, it shall cause written notice to be sent to Robinson which must be received by Robinson prior to the expiration of the Control Option Period. In the event that the Person making the Control Offer fails to or refuses to purchase any of the Class A Stock owned by the Trust (or Robinson fails to purchase such Class A Stock) on the terms set forth in the Control Offer, Robinson shall reject the Control Offer and shall not sell any of his Class A Stock to such Person pursuant to the Control Offer. In the event that Robinson purchases Class A Stock owned by the Trust (as set forth in Section 2.2 above) and the Person making the Control Offer and Robinson fail to consummate the transaction contemplated by the Control Offer within sixty (60) days after the end of the Control Option Period, the Trust shall have the right to cause Robinson to return to the Trust the Class A Stock purchased from it and the Trust shall return to Robinson the consideration it received from Robinson.

2.4 Failure to Exercise Control Option

If the Trust does not elect to exercise the Control Option within the applicable time period, Robinson shall be free to accept the Control Offer, and to consummate the sale of the Class A Stock in accordance with the terms of the Control Offer. Any Person who becomes an owner of the Class A Stock pursuant to this Section shall not be bound by the restrictions of this Agreement nor shall such Person have the benefits of Section 1 hereof. In the event that the Trust does not elect to exercise its Control Option and Robinson does not consummate the sale of Class A Stock in accordance with the terms of the Control Offer within sixty (60) days after the end of the Control Option Period, no sale, transfer or exchange to the Person making the Control Offer shall be made by Robinson without the re-submission of the Control Offer to the Trust in accordance with the provisions of this Section 2 and the right of the Trust shall be reinstated with respect to any Control Offer made by any other Person.

SECTION 3: Miscellaneous Provisions

3.1 Meaning of Robinson

For all purposes of this Agreement, Robinson shall mean and include M. Richard Robinson, Jr., and his executors, heirs and personal representatives, as the case may be, in the event Robinson is deceased, or a committee or like body has been judicially established to act for Robinson.

3.2. Restrictive Legend

Each of the Trust and Robinson shall cause each certificate representing Class A Stock held by each of them to bear the following legend:

The sale or other transfer of the shares represented by this certificate is subject to compliance with applicable securities laws and regulations and certain restrictions and rights contained in a certain Agreement dated                     , 1990 by and between the Trustees of the Trust under the Will of Maurice R. Robinson and M. Richard Robinson, Jr., a copy of which is on file with the Secretary of the Company.

3.3. Authority

(a) The Trust represents and warrants to Robinson that it has full legal power and authority to execute, deliver and perform this Agreement, and that this Agreement constitutes the valid and legally binding obligation of the Trust in accordance with its terms.

(b) Robinson represents and warrants to the Trust that he has the capacity and legal right to execute, deliver and perform this Agreement, and that this Agreement constitutes the valid and legally binding obligation of Robinson in accordance with its terms.

3.4 Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its conflict of laws rules.

3.5 Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duty executed as of the day and year first above written.

THE TRUST UNDER THE WILL OF MAURICE R. ROBINSON

By:	/s/ Mary Sue Robinson Morrill, Trustee
Mary Sue Robinson Morrill Trustee

By:	/s/ Barbara Robinson Buckland
Barbara Robinson Buckland Trustee

By:	/s/ M. Richard Robinson, Jr.
M. Richard Robinson, Jr. Trustee

By:	/s/ William W. Robinson
William W. Robinson Trustee

M. RICHARD ROBINSON, JR.

/s/ M. Richard Robinson, JR.

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